Exhibit 10.15

TRULIA, INC.

2012 EQUITY INCENTIVE PLAN

(ASSUMED BY ZILLOW GROUP, INC.)

NONQUALIFIED STOCK OPTION GRANT NOTICE

Zillow Group, Inc. (the “Company”) hereby grants to you an Option (the “Option”) to purchase shares of the Company’s Class A Common Stock under the Trulia, Inc. 2012 Equity Incentive Plan (as assumed by the Company) (the “Plan”). The Option is subject to all the terms and conditions set forth in this Nonqualified Stock Option Grant Notice (this “Grant Notice”) and in the Nonqualified Stock Option Agreement (the “Stock Option Agreement”) and the Plan, which are incorporated into this Grant Notice in their entirety.

Participant:

Grant Number:

Grant Date:

Vesting Commencement Date:

Number of Shares of Class A Common Stock Subject to Option (the “Shares”):

Exercise Price (per Share):

Option Expiration Date:

Type of Option:	Nonqualified Stock Option

Vesting and Exercisability Schedule (subject to continued employment or service):

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, this Grant Notice, the Stock Option Agreement and the Plan. You further acknowledge that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements on the subject.

Note: References to “Company” in the Plan are deemed to refer to “Zillow Group, Inc.” except that such reference in the definition of “Registration Date” in the Plan continues to refer to Trulia, Inc. and references to “Common Stock” in the Plan refer to Class A Common Stock of Zillow Group, Inc.

TRULIA, INC.

2012 EQUITY INCENTIVE PLAN

(ASSUMED BY ZILLOW GROUP, INC.)

NONQUALIFIED STOCK OPTION AGREEMENT

Pursuant to your Nonqualified Stock Option Grant Notice (the “Grant Notice”) and this Nonqualified Stock Option Agreement (this “Agreement”), Zillow Group, Inc. (the “Company”) has granted you an Option under the Trulia, Inc. 2012 Equity Incentive Plan (as assumed by the Company) (the “Plan”) to purchase the number of shares of the Company’s Class A Common Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Agreement or the Grant Notice but defined in the Plan have the same definitions as in the Plan.

The details of the Option are as follows:

1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon the date you cease to be a Service Provider and the unvested portion of the Option will terminate.

2. Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3. Independent Tax Advice. You should obtain tax advice independent from the Company when exercising the Option and prior to the disposition of the Shares.

4. Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by wire transfer or check acceptable to the Company; (c) if permitted by the Administrator, by having the Company withhold shares of Class A Common Stock that would otherwise be issued on exercise of the Option; (d) if permitted by the Administrator, by tendering already owned shares of Class A Common Stock; (e) if the Class A Common Stock is registered under the Exchange Act and to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required; or (f) by any other method permitted by the Administrator.

5. Treatment upon Termination of Employment or Service. The unvested portion of the Option will terminate automatically and without further notice immediately upon the date you cease to be a Service Provider. You may exercise the vested portion of the Option as follows:

(a) General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after the date you cease to be a Service Provider and (ii) the Option Expiration Date;

(b) Disability. If your employment or service relationship terminates due to Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after the date you cease to be a Service Provider and (ii) the Option Expiration Date;

(c) Death. If your employment or service relationship terminates due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after the date you cease to be a Service Provider and (ii) the Option Expiration Date. If you die after the date you cease to be a Service Provider but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date; and

(d) Cause. The vested portion of the Option will automatically expire at the time the Company or a Parent or Subsidiary of the Company first notifies you of your termination of employment or service for Cause (as defined in this Agreement), unless the Administrator determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after you cease to be a Service Provider, any Option you then hold may be immediately terminated by the Administrator. Unless otherwise defined in any other agreement with the Company or a Parent or Subsidiary of the Company with respect to the Option, “Cause” means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Administrator, whose determination will be conclusive and binding.

It is your responsibility to be aware of the date the Option terminates.

6. Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form. Notwithstanding the foregoing, the Administrator, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Administrator.

7. Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise.

8. Option Not an Employment or Service Contract. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate your employment or other service relationship at any time, with or without cause.

9. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Disability or death) of the date you cease status as a Service Provider or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event you cease to be a Service Provider for any reason even if the termination is in violation of an obligation of the Company or a Parent or Subsidiary of the Company to you.

10. Binding Effect. The Grant Notice and this Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

11. Section 409A. Notwithstanding any provision of the Plan, the Grant Notice or this Agreement to the contrary, the Administrator may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A of the Code; provided, however, that the Company makes no representations that the Option will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the Option.